Exhibit 11

                                MOBILE MINI, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                Three Months Ended September 30,   Nine Months Ended September 30,
                                                      1997             1996             1997             1996
                                                --------------------------------   -------------------------------
PRIMARY:

Common Shares outstanding, beginning of year        6,739,324        6,739,324        6,739,324        4,835,000

Effect of weighting shares:

  Employee stock options                               89,781             --             26,653             --

  Conversion of Series A preferred stock                 --               --               --          1,902,010
                                                   ----------       ----------       ----------       ----------

Weighted average number of common shares
  and common share equivalents outstanding          6,829,105        6,739,324        6,765,977        6,737,010
                                                   ==========       ==========       ==========       ==========

Net Income                                         $  662,974       $  389,096       $1,385,493       $  187,489
                                                   ==========       ==========       ==========       ==========

Net Income per common share and common
  share equivalent (Note 1)                        $     0.10       $     0.06       $     0.20       $     0.03
                                                   ==========       ==========       ==========       ==========



FULLY DILUTED:

Common Shares outstanding, beginning of year        6,739,324        6,739,324        6,739,324        4,835,000


Effect of weighting shares:

  Employee stock options                               99,131             --             82,508             --

  Conversion of Series A preferred stock                 --               --               --          1,902,010
                                                   ----------       ----------       ----------       ----------

Weighted average number of common shares
  and common share equivalents outstanding          6,838,455        6,739,324        6,821,832        6,737,010
                                                   ==========       ==========       ==========       ==========

Net Income                                         $  662,974       $  389,096       $1,385,493       $  187,489
                                                   ==========       ==========       ==========       ==========

Net Income per common share and common
  share equivalent (Note 1)                        $     0.10       $     0.06       $     0.20       $     0.03
                                                   ==========       ==========       ==========       ==========

         Note 1 - Net income per common share and common share equivalent calculated after effect of an extraordinary item recorded during the quarter ended March 31, 1996.
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